Exhibit 99.1

Amber Road, Inc. Confirms Receipt of Director Nominations

EAST RUTHERFORD, N.J.--(BUSINESS WIRE)--January 22, 2019--Amber Road, Inc. (NYSE: AMBR), a leading provider of cloud-based global trade management (GTM) solutions, today confirmed that it has received notice that Altai Capital Management, L.P. intends to nominate two candidates for election to Amber Road’s Board of Directors at the 2019 Annual Meeting of Stockholders.

Amber Road issued the following statement:

“Amber Road is committed to acting in the best interests of the Company and creating value for all of its stockholders. Accordingly, the Company appreciates transparent dialogue with its stockholders on many topics and welcomes their constructive recommendations. Consistent with this approach, the Board will review the nomination notice, evaluate the candidates and continue to engage appropriately. The Board continuously evaluates board candidates, including those recommended by stockholders, and will make a recommendation that it believes is in the best interests of all of its stockholders in connection with the Company’s 2019 Annual Meeting. Stockholders are not required to take any action concerning Altai’s nomination notice or candidates at this time.”

About Amber Road

Amber Road’s (NYSE: AMBR) mission is to dramatically transform the way companies conduct global trade. As a leading provider of cloud-based global trade management (GTM) software, trade content and training, we help companies all over the world create value through their global supply chain by improving margins, achieving greater agility and lowering risk. We do this by creating a digital model of the global supply chain that enables collaboration between buyers, sellers and logistics companies. We replace manual and outdated processes with comprehensive automation for global trade activities, including sourcing, supplier management, production tracking, transportation management, supply chain visibility, import and export compliance, and duty management. We provide rich data analytics to uncover areas for optimization and deliver a platform that is responsive and flexible to adapt to the ever-changing nature of global trade.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with the Company's 2019 Annual Meeting of Stockholders. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from the Company's stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2019 Annual Meeting of Stockholders. Stockholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at www.amberroad.com in the “Investor Relations” section under "SEC Filings".

CONTACT:
Investor Relations Contact:
Staci Mortenson, ICR
201-806-3663
InvestorRelations@AmberRoad.com

Media Contact:
Phil Denning, ICR
646-277-1258
Phil.Denning@ICRinc.com

Annika Helmrich, Amber Road, US & Canada
201-806-3656
AnnikaHelmrich@AmberRoad.com

Martijn van Gils, Amber Road, Europe & Asia
+31 858769534
MartijnvanGils@AmberRoad.com